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                                                                       EXHIBIT 5


                  [LETTERHEAD OF SIMPSON THACHER & BARTLETT]


                                            October 28, 1997



The Perkin-Elmer Corporation
761 Main Avenue
Norwalk, Connecticut  06859-0001

Dear Sirs:

         We have acted as counsel to The Perkin-Elmer Corporation, a New York corporation (the "Company"), in connection with the Registration Statement on Form S-4 of the Company (the "Registration Statement"), being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance of shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock") in connection with the Agreement and Plan of Merger, dated as of August 23, 1997 (the "Merger Agreement"), among the Company, Seven Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and PerSeptive Biosystems, Inc. ("PerSeptive"). Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into PerSeptive (the "Merger") and each outstanding share of common stock, par value .01 per share, of PerSeptive will be converted into shares of the Common Stock (the "Shares"), all as more fully described in the Registration Statement.


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The Perkin-Elmer Corporation         -2-                      October 28, 1997

         We have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate or certified or conformed copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

         We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.


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The Perkin-Elmer Corporation         -3-                      October 28, 1997



         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Registration Statement.



                                  Very truly yours,


                                  /s/ Simpson Thacher & Bartlett

                                  SIMPSON THACHER & BARTLETT